EXHIBIT 23.2
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                  [Letterhead of Carlin, Charron & Rosen, LLP]


We hereby consent to the use in this Amendment No. 4 to Registration Statement No. 333-85154 of LocatePLUS Holdings Corporation (the "Company") on Form SB-2 of our report dated March 18, 2004 that contains an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated balance sheet of the Company as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003, appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading "Experts."



CARLIN, CHARRON  &  ROSEN,  LLP
Worcester,  Massachusetts



July 20, 2004